UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2023

MamaMancini’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-40597	27-0607116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 532-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MMMB	NASDAQ

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2023, MamaMancini’s Holdings, Inc. (the “Company”) announced the acquisition of the remaining 76% of Chef Inspirational Foods, LLC, a New York limited liability company (“CIF”), pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Siegel Suffolk Family, LLC, a New York limited liability company, R&I Loeb Family, LLC, (the “Sellers”) and Jeffrey Siegel and Ronald Loeb (the “Seller Owners”).

As previously disclosed, on June 28, 2022, the Company acquired a 24% minority interest in CIF, and was granted an option to purchase the remaining seventy-six percent (76%) interest in CIF within one year of June 28, 2022. The Purchase Agreement was entered into by the parties in lieu of the purchase option and resulted in CIF becoming a wholly-owned subsidiary of the Company.

In consideration for the transaction, the Company paid an aggregate of $950,000 in cash to the Sellers at closing with $1.2 million to be paid in cash on the one year anniversary of the closing date. Additionally, on the second anniversary of the closing date, the Company will issue shares of Company common stock with an aggregate value of $1.5 million to the Sellers (the “Seller Shares”).

The Purchase Agreement contains customary representations, warranties and covenants, and mutual indemnification provisions between the Company, on one hand, and the Sellers and Seller Owners on the other. The representations survive for twelve months following the closing, except for certain fundamental representations, as described in the Purchase Agreement. Following the issuance of the Seller Shares, the Sellers will have customary registration rights. The Purchase Agreement contains non-competition restrictions on the Sellers and Seller Owners for a period of five years and a mutual non-disparagement clause.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the dates specified therein. The assertions embodied in those representations, warranties and covenants were made, or will be made, for purposes of the contracts among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreements. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the related schedules thereto which are not filed publicly and which may be subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective affiliates.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Membership Interest Purchase Agreement dated June 28, 2023 by and among the Company, Siegel Suffolk Family, LLC, R&I Loeb Family, LLC, Jeffrey Siegel, and Ronald Loeb
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MamaMancini’s Holdings, Inc.

By:	/s/ Adam L. Michaels
Name:	Adam L. Michaels
Title:	Chief Executive Officer

Dated: June 29, 2023